Exhibit 10.5

October 14, 2005

Tom Romary

Dear Tom,

On behalf of HouseValues, I am extremely pleased to offer you the position of Chief Marketing Officer. This letter sets forth the terms of your employment with HouseValues. If you wish to accept employment with HouseValues on these terms, please so indicate by signing two copies of this letter and two copies of the enclosed Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement. Please retain one set for your files and mail me one set of original documents with your signature. This offer is contingent on completing reference checks. All terms of employment stated in this letter will expire if you have not returned a signed copy of both agreements to me on or before October 19, 2005.

Term of Employment and Compensation

Unless we mutually agree otherwise, you will commence employment with HouseValues on or around November 26. The work you perform will be the usual and customary work of a Chief Marketing Officer, as well as any additional duties that your manager or the Board of Directors may instruct you to perform. It is understood and agreed that it is the intent of the parties that you will provide services to HouseValues on a full-time basis and that, specifically, you will not undertake any part-time or “moonlighting” employment or consultancy without the prior written consent of HouseValues.

Your starting salary will be $235,000 per year, paid twice monthly. Salary, bonus and equity compensation will be subject to all legally required withholding taxes.

Signing bonus: You are eligible to receive a one time signing bonus in the amount of $100,000. You will be entitled to receive this signing bonus provided that you; (1) Accept the terms of this offer letter and (2) Commence employment with HouseValues by November 26, 2005.

Management Bonus Plan: You are eligible to participate in the annual management bonus program. Your target incentive opportunity “at plan” is 45% with significant upside should the company and your performance meet “stretch plan” or the “home run plan” levels. The exact bonus payment will be determined by the Board. This plan is an annual plan.

Benefits

You will be entitled, during the term of your employment, to 4 weeks of annual vacation, holidays, health, life, disability and other employee benefits (subject to applicable eligibility requirements) to the extent such benefits are offered by HouseValues to its other employees.

Option Compensation

HouseValues wishes to ensure that your energies are wholly devoted to the long-term interests of HouseValues and its shareholders. Accordingly, subject to approval by the Board of Directors and the execution by you of a stock option letter Agreement, you will receive an option to purchase 125,000 shares of HouseValues, Inc. common stock, pursuant to the terms of the HouseValues, Inc. 2004 Equity Incentive Plan. The exercise price per share of the option will be set at the fair market value per share of the Company’s common stock on the date of grant, as determined by the Board of Directors.

Confidential

Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement

As a condition of your employment pursuant to this offer letter, we require that you sign the enclosed Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement and complete Exhibit A, Exhibit B and Exhibit C thereto. Please note that the Company’s willingness to enter into an employment relationship with you and to facilitate the equity compensation described above is based in significant part on your commitment to fulfill the obligations specified in that agreement.

Employment at Will

Your employment with HouseValues will be “at will,” which means that either you or HouseValues may terminate your employment with HouseValues at any time, with or without cause. Any statements to the contrary that may have been made to you, or that may be made to you, by the Company, its agents, or representatives are superseded by this offer letter. If you wish to terminate your employment, HouseValues requests that you provide written notice at least two weeks prior to the effective date of your resignation.

Termination Payment

In the event of the termination of your employment, all compensation and benefits set forth above, terminate except as follows;

If the Company terminates your employment without Cause or if you terminate your employment for Good Reason, you shall be entitled to receive termination payments equal to (1) six months of your annual base salary, and (2) six months of COBRA premiums otherwise due from you, provided you execute a Separation Agreement releasing any claims against the Company. If you are terminated for Cause, or if you terminate your employment without Good Reason, you shall not be entitled to any of the foregoing benefits and termination payments. All payments in this section shall be made on a pay period by pay period basis for the duration of the six months.

In the event of a corporate transaction, 50% of the unvested portion of the Option will automatically become vested and exercisable and the remaining unvested portion of the Option will vest in equal quarterly increments over the shorter of (i) two years immediately following such Corporate Transaction, or (ii) the amount of time remaining under the Option’s original vesting schedule. This provision is in addition to and not in lieu of any other rights provided in the Plan concerning the acceleration on or after a Corporate Transaction on outstanding options.

Additional Provisions

Your employment pursuant to this letter is also contingent upon your submitting the legally required proof of your identity and authorization to work in the United States. On your first day of employment you must provide the required identification. The terms of this offer letter, including the equity compensation, are subject to the approval of HouseValues’s board of directors. Upon your acceptance of this offer, HouseValues promptly will have prepared the documents necessary to effect all the terms of this agreement, and you agree to assist HouseValues in causing the same to be prepared and executed.

You represent that your employment as of November 26, 2005, is not in violation of any obligation to a previous employer or any entity with whom you have had a relationship as an independent contractor or consultant, including any obligation contained in a noncompetition agreement or similar agreement.If you accept this offer, the terms described in this letter will be the terms of your employment, and this letter supersedes any previous discussions or offers. Any additions or modifications of these terms must be in writing and signed by you and an authorized officer of HouseValues to be enforceable.

Confidential

We are delighted about the possibility of your joining us. I hope you will accept this offer and I look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

/s/ Jill Maguire-Ward
Jill Maguire-Ward
Vice President Human Resources

ACCEPTANCE:

I accept employment with HouseValues, Inc. under the terms set forth in this letter:

I acknowledge that my employment is at will and may be terminated by me or

HouseValues at any time, with or without cause.

/s/ Tom Romary
Name

DATE:	October 19, 2005

Confidential